Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Extra Space Storage Inc. for the registration of 4,479,457 shares of its common stock and to the incorporation by reference therein of our reports dated February 25, 2011, with respect to the consolidated financial statements and schedule of Extra Space Storage Inc., and the effectiveness of internal control over financial reporting of Extra Space Storage Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Salt Lake City, Utah
August 8, 2011